Exhibit 99.1

Cray Media:	Investors:
Nick Davis	Paul Hiemstra
206/701-2123	206/701-2044
pr@cray.com	ir@cray.com
CRAY INC. REPORTS SECOND QUARTER 2009 FINANCIAL RESULTS
Reports Positive Net Income and Increases 2009 Revenue Guidance
Seattle, WA — August 4, 2009 — Global supercomputer leader Cray Inc. (Nasdaq GM: CRAY) today announced financial results for the second quarter ended June 30, 2009. Revenue for the quarter was $62.7 million compared to $46.7 million in the prior year period, an increase of 34 percent. The company reported net income for the quarter of $3.4 million or $0.10 per share compared to a net loss of ($6.4 million) or ($0.20) per share in the second quarter of 2008.
Total gross profit margin for the second quarter of 2009 was 45 percent compared to 33 percent in the second quarter of 2008. Product margin was 47 percent, driven by product mix and favorable costs on large system upgrades and contract closeouts. Service margin was 42 percent in the second quarter of 2009.
Income from operations for the second quarter of 2009 was $4.6 million compared to a loss from operations of ($5.7 million) in the second quarter of 2008. Included in 2009 second quarter results were non-cash items of $2.3 million for gross depreciation and amortization and $1.0 million related to stock compensation expense. Additionally, second quarter net income was negatively impacted by $1.2 million of non-cash items resulting from the adoption of a new accounting principle in the first quarter of 2009 related to the company’s convertible notes.
For the six-month period ended June 30, 2009, Cray reported total revenue of $137.2 million compared to $72.9 million in the prior year period, an 88% increase. For the first half of the year, total operating expenses were $45.4 million compared to $44.0 million in the prior year period. Net loss was ($1.5 million) or ($0.04) per share for the first half of 2009 compared to a net loss of ($18.4 million) or ($0.57) per share in the prior year period. The 2009 year-to-date net income results include $3.4 million of stock compensation and $1.7 million of non-cash items related to the new accounting for our convertible notes.
As of June 30, 2009, cash and short-term investments totaled $68.9 million. During the second quarter, the company repurchased convertible notes with a face value of $27.6 million at a price of 98.5 percent of par. Following the repurchase, a face value of $164,000 in convertible notes remain outstanding.
“I am very excited about our progress year-to-date as demonstrated by our strong revenue and profit results and recent successes,” said Peter Ungaro, president and CEO of Cray. “We’ve made tremendous progress on some of our new initiatives, expanding our product and service offerings to further solidify our leadership position in the industry and delivering our cutting-edge supercomputing technology to a broader set of customers. With a solid pipeline of opportunities and over $70 million in new wins in just the last week our investments are paying off, putting us in an excellent position to deliver continued growth and sustained profitability in 2009 and beyond.”

Outlook
Cray now expects revenue in the range of approximately $290 million for 2009. Included in this revenue outlook is over $90 million of service revenue, up substantially year over year due to strong forecasted growth from custom engineering activities. Overall gross profit margin for the year is expected to be in the mid-30 percent range. Operating expenses in 2009 are anticipated to be in the range of $96 million. Results for the year include approximately $6 million of stock-based compensation. Based on the above current revenue, margin and expense assumptions, a modest income from operations for 2009 is likely.
Cray does not expect any further negative impact on net income from the new accounting principle related to our convertible notes in the second half of 2009.
The balance of the annual revenue target is expected to be weighted more heavily to the fourth quarter, which will likely have revenue of about $90 million. It is reasonably likely that the completion of a development milestone could be delayed until the fourth quarter. If this occurs, operating expenses would be about $31 million in the third quarter, although this would not affect the company’s anticipated total annual operating expenses.
Cash balances are expected to improve moderately from second quarter levels during the second half of 2009.
For 2010, Cray expects its revenue to continue to grow, perhaps modestly, and expects to be profitable.
Actual results for any future period are subject to large fluctuations given the nature of Cray’s business.
Recent Highlights
•	In July, Cray was awarded a multi-phase, multi-year contract with the Department of Energy’s National Energy Research Scientific Computing Center (NERSC) located at the Lawrence Berkeley National Laboratory. The contract, valued at more than $50 million, includes the delivery of a Cray XT5 supercomputer which will be upgraded to a future-generation Cray supercomputer. The full system is expected to go into production in late 2010.
•	In August, Cray was awarded a contract to upgrade the Cray XT5 supercomputer (called “Jaguar”) at Oak Ridge National Laboratory. Jaguar, the first and only computer in the world to run real-world, scientific applications at over a sustained petaflops (quadrillion mathematical calculations per second), will be upgraded to a peak capacity exceeding two petaflops, solidifying its position as the world’s most powerful supercomputer. The upgrade is expected to be installed and accepted by the end of 2009.

•	In July, Cray was selected by the Korea Meteorological Administration (KMA) as the preferred bidder for a multi-year contract to provide KMA with a next-generation supercomputer. Contract negotiations are currently underway and an official announcement will be made once the contract has been completed. Assuming successful completion of these negotiations, revenue on this contract would likely be in 2010.
•	In July, Cray announced that the Finnish Meteorological Institute (FMI) in Helsinki, Finland selected a Cray XT5m supercomputer to replace its existing system. With ten times more computing power than the previous system, FMI will be able to deliver increasingly accurate weather forecasts. This system is expected to be installed and accepted by the fourth quarter of 2009.
•	In July, Cray announced the launch of the Cray CX1-LC deskside supercomputer. With a base price of less than $12,000, the new system will allow a larger number of scientists and engineers to realize the benefits of Cray supercomputing. Cray also continues to expand the worldwide reseller network for the Cray CX1 and Cray CX1-LC deskside supercomputers, with more than 25 signed agreements now in place.
•	In July, Cray’s custom engineering group signed a contract for over $19 million with Endicott Interconnect Technologies to design and develop the infrastructure and system software for a specialized high performance computer system.
•	In June, Cray announced the successful installation and acceptance of two supercomputers at the Railway Technical Research Institute (RTRI) in Japan, a new commercial customer. This Cray XT4 supercomputer and Cray CX1 deskside supercomputer will be used to accelerate large-scale simulations that push the boundaries of innovation in railway technologies.
•	In June, Cray announced the installation and acceptance of a 20-cabinet upgrade at the Swiss National Supercomputing Centre (CSCS). The upgrade, from a Cray XT3 system to a Cray XT5 system, resulted in the most powerful supercomputer in Switzerland.
Conference Call Information
Cray will host a conference call today, Tuesday, August 4 at 5:30 a.m. Pacific Time (8:30 a.m. Eastern Time) to discuss 2009 second quarter financial results. To access the call, please dial into the conference at least 10 minutes prior to the beginning of the call at 1-877-941-1469. International callers should dial 1-480-629-9674. To listen to the live audio webcast, go to the Investors section of the Cray website at http://investors.cray.com.
If you are unable to attend the live conference call, an audio webcast replay will be available in the Investors section of the Cray website for 180 days. If you do not have Internet access, a replay of the call will be available by dialing 1-800-406-7325 and entering access code 4130012. International callers can listen to the replay by dialing 1-303-590-3030, access code 4130012. The conference call replay will be available for 72 hours, beginning at 10:30 a.m. Pacific Time on Tuesday, August 4.

About Cray Inc.
As a global leader in supercomputing, Cray provides highly advanced supercomputers and world-class services and support to government, industry and academia. Cray technology enables scientists and engineers to achieve remarkable breakthroughs by accelerating performance, improving efficiency and extending the capabilities of their most demanding applications. Cray’s Adaptive Supercomputing vision will result in innovative next-generation products that integrate diverse processing technologies into a unified architecture, allowing customers to surpass today’s limitations and meeting the market’s continued demand for realized performance. Go to www.cray.com for more information.
Safe Harbor Statement
This press release contains forward-looking statements. There are certain factors that could cause Cray’s execution to differ materially from those anticipated by the statements above. These factors include significantly fluctuating quarterly operating results; significant reliance on third-party development service and parts suppliers; the timing and successful passing of customer acceptance tests; the level, timing and continuation of government funding for supercomputer research and development activities and purchases, including the timing and amount of milestone achievements; lower margin and operating results due to many variables; the technical challenges of developing high performance computing systems, including potential delays or changes in development programs that can result in lost revenue and delayed payment milestones; the possible adverse effects of the current economic uncertainty on government budgets; the successful porting of application programs to Cray supercomputer systems; winning and timing of new Custom Engineering contracts for 2009 performance; successful rate of customer adoption of the Cray CX1 product family; anticipated revenue subject to complex revenue recognition rules; Cray’s ability to compete against larger, more established companies and innovative competitors; and general economic and market conditions. For a discussion of these and other risks, see “Risk Factors” in Cray’s most recent Quarterly Report on Form 10-Q filed with the SEC.
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Cray is a registered trademark, and Cray XT5, Cray XT5m, Cray CX1-LC, Cray CX1, Cray XT4 and Cray XT3 are trademarks of Cray Inc. All other trademarks are the property of their respective owners.

CRAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
		(As Adjusted)		(As Adjusted)(1)

REVENUE:
Product	$42,101	$32,851	$101,563	$43,541
Service	20,643	13,882	35,662	29,320

Total revenue	62,744	46,733	137,225	72,861

COST OF REVENUE:
Cost of product revenue	22,263	22,003	68,597	28,415
Cost of service revenue	11,952	9,241	22,228	17,600

Total cost of revenue	34,215	31,244	90,825	46,015

Gross profit	28,529	15,489	46,400	26,846

OPERATING EXPENSES:
Research and development, net	13,710	11,890	24,925	25,609
Sales and marketing	6,341	5,848	12,404	11,230
General and administrative	3,901	3,465	8,047	7,161

Total operating expenses	23,952	21,203	45,376	44,000

Income (loss) from operations	4,577	(5,714)	1,024	(17,154)

Other income (expense), net	(737)	540	(1,491)	793

Interest income (expense), net	(351)	(1,123)	(884)	(1,619	)(2)

Income (loss) before income taxes	3,489	(6,297)	(1,351)	(17,980)

Income tax expense	(69)	(107)	(117)	(389)

Net income (loss)	$3,420	$(6,404)	$(1,468)	$(18,369	)(2)

Diluted net income (loss) per common share	$0.10	$(0.20)	$(0.04)	$(0.57	)(2)

Diluted weighted average shares outstanding	33,965	32,521	33,390	32,446

(1)	June 30, 2008 results have been adjusted for the adoption of FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”).

(2)	Summary of adjustments due to retrospective application of FSP APB 14-1 to previously reported results for the three and six months ended June 30, 2008:
For the three months ended June 30, 2008:

	As Previously		As
	Reported	Adjustment	Adjusted

Interest income (expense), net	$254	$(1,377)	$(1,123)
Net loss	(5,027)	(1,377)	(6,404)
Diluted net loss per common share	(0.15)	(0.04)	(0.20)
For the six months ended June 30, 2008:

	As Previously		As
	Reported	Adjustment	Adjusted

Interest income (expense), net	$1,091	$(2,710)	$(1,619)
Net loss	(15,659)	(2,710)	(18,369)
Diluted net loss per common share	(0.48)	(0.08)	(0.57)

CRAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands)

	June 30,	December 31,
	2009	2008
		(As Adjusted)(1)
ASSETS
Current assets:
Cash and cash equivalents	$61,487	$72,373
Restricted cash	1,906	2,691
Short term investments, available-for-sale	5,488	5,350
Accounts receivable, net	47,727	95,667
Inventory	50,432	80,437
Prepaid expenses and other current assets	22,494	29,993

Total current assets	189,534	286,511

Property and equipment, net	17,735	18,396
Service inventory, net	1,702	1,917
Deferred tax asset	1,322	1,200
Other non-current assets	7,124	5,837

TOTAL ASSETS	$217,417	$313,861

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,815	$16,730
Accrued payroll and related expenses	13,232	23,672
Advance research and development payments	1,467	13,887
Short-term convertible notes	158	25,681
Other accrued liabilities	8,369	24,670
Deferred revenue	34,711	67,692

Total current liabilities	76,752	172,332

Long-term deferred revenue	16,690	18,154
Other non-current liabilities	3,266	3,170

TOTAL LIABILITIES	96,708	193,656

Shareholders’ equity:
Common stock	547,852	543,442	(2)
Accumulated other comprehensive income	6,926	9,364
Accumulated deficit	(434,069)	(432,601	)(2)

TOTAL SHAREHOLDERS’ EQUITY	120,709	120,205

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$217,417	$313,861

(1)	December 31, 2008 balances have been adjusted for the adoption of FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”).

(2)	Summary of adjustments due to retrospective application of FSP APB 14-1 to previously reported December 31, 2008 balances:

	As Previously		As
	Reported	Adjustment	Adjusted

Prepaid expenses and other current assets	$30,023	$(30)	$29,993
Convertible notes	27,727	(2,046)	25,681
Common stock and additional paid-in capital	518,727	24,715	543,442
Accumulated deficit	(409,902)	(22,699)	(432,601)